Exhibit 10(w)

AMENDMENT TO 2012 STOCK PLAN
Pursuant to Section 14 of the Amended and Restated 2012 Stock Plan, Effective April 25, 2012 (Amended and Restated effective November 30, 2012) (the “Plan”), the Plan is hereby amended as follows, effective as of December 12, 2012. Terms not otherwise defined herein shall have the same meaning as those terms are defined in the Plan.
1.Amendment to Section 6. Section 6 of the Plan is hereby amended and restated in its entirety to read as follows:
Each person who on the grant date (as defined below in this Section 6) is serving as a non-employee director automatically shall be granted a number of restricted shares or restricted share units, as determined in the sole and absolute discretion of the Governance Committee, equal to the quotient resulting from dividing (i) the annual retainer in effect on the grant date, by (ii) the closing price of a share on the New York Stock Exchange on the Monday immediately prior to the grant date or if that date is not a trading day on the New York Stock Exchange, the trading day immediately preceding that Monday. The grant date is the fourth Wednesday of each January, beginning with January of 2013. Notwithstanding anything to the contrary herein, no non-employee director shall receive any award under the Plan for a particular year if that director receives such a grant under any other stock plan of the Company. Restricted shares are actual shares issued to the non-employee directors which are subject to the terms and conditions set forth in the Award Agreement as approved by the Governance Committee. Restricted share units are awards denominated in units of shares under which settlement is subject to the terms and conditions set forth in the Award Agreement as approved by the Governance Committee. Each restricted share unit shall be equal to one share and shall, subject to satisfaction of any terms and conditions, entitle a recipient to the issuance of one share (or such equivalent value in cash) in settlement of the award.